Exhibit 99.1

IAA, Inc. Announces Fourth Quarter and Full Year Fiscal 2021 Financial Results

Delivers Record 2021 Results

Introduces Full-Year 2022 Outlook

WESTCHESTER, Ill.--(BUSINESS WIRE)--February 11, 2022--IAA, Inc. (NYSE: IAA) today announced its financial results for the fourth quarter and full year fiscal 2021, which ended January 2, 2022.

John Kett, Chief Executive Officer and President, stated, “We finished the year with a solid fourth quarter performance. Both our initiatives and favorable market conditions resulted in another quarter of record revenue per unit. Our large global buyer network continued to drive significant auction liquidity and the bespoke data analytics we provided to our sellers helped them to maximize their returns.”

Mr. Kett continued, “Our team worked hard throughout the quarter to assist our sellers in successfully managing through the impact of Hurricane Ida. We again received recognition for our responsiveness, sense of urgency and coordination and communication with our providers during this time, and I want to thank our employees for their dedication and teamwork throughout 2021. They managed through the challenges of COVID-19, as well as hurricanes, towing and labor shortages and resulting cost pressures to deliver for our buying and selling customers while promoting a safe environment. As we look to 2022, we will continue to navigate in a dynamic environment and build on many of the initiatives we have in place.”

Key Fourth Quarter and Full Year Measures:
(Dollars in millions, except per share amounts)

	Quarter Ended January 2, 2022(1)	Quarter Ended December 27, 2020	% Growth	Year Ended January 2, 2022(1)	Year Ended December 27, 2020	% Growth
Revenues	$548.1	$383.5	42.9%	$1,837.4	$1,384.9	32.7%
Net Income	$73.3	$64.1	14.4%	$294.4	$194.8	51.1%
Adjusted Net Income(2)	$82.0	$65.3	25.6%	$323.0	$207.5	55.7%
Diluted EPS	$0.54	$0.47	15.4%	$2.18	$1.44	51.4%
Adjusted Diluted EPS(2)	$0.61	$0.48	27.6%	$2.39	$1.54	55.2%
Adjusted EBITDA(2)	$140.4	$115.8	21.2%	$547.3	$398.5	37.3%
[1] The quarter ended January 2, 2022 is a 14-week quarter (vs. 13 weeks for the quarter ended December 27, 2020) and the year ended January 2, 2022 is a 53-week year (vs. 52 weeks for the year ended December 27, 2020).
[2] Starting in 2021, we are no longer adding back COVID-19 costs in the calculation of Adjusted Net Income, Adjusted Diluted EPS and Adjusted EBITDA. As a result, our presentation of such metrics for fiscal 2021 may not be directly comparable to the corresponding metrics for prior periods, including fiscal 2020.

Highlights for the Fourth Quarter Ended January 2, 2022:

  Consolidated revenues increased 42.9% to $548.1 million from $383.5 million in the fourth quarter of fiscal 2020. Foreign currency movements resulted in a benefit of $2.1 million to revenue for the quarter. Revenue from our recent acquisitions of Auto Exchange and SYNETIQ was $36.6 million. Excluding these items, organic revenue increased 32.8% to $509.4 million, consisting of an increase in volume of 9.2% and higher revenue per unit of 21.6%. Service revenues increased 30.9% to $435.8 million from $332.8 million in the fourth quarter of fiscal 2020 due to the factors described above. Vehicle sales increased 121.5% to $112.3 million, compared to $50.7 million in the prior year period, primarily due to higher revenue per unit, higher volumes, the impact of an international provider switching from a consignment model to a purchased vehicle model in the fourth quarter of 2020, and the inclusion of SYNETIQ since October 27, 2021. U.S. segment revenues increased by 34.4% to $442.9 million from $329.6 million in the prior year period. U.S. revenues were driven by higher revenue per unit, higher volume and a higher mix of vehicle sales. International segment revenues increased by 95.2% to $105.2 million from $53.9 million in the prior year period. International revenues increased primarily due to a higher mix of vehicle sales, higher revenue per unit and the addition of SYNETIQ, partially offset by slightly lower organic volume.
  Gross profit, which is defined as total consolidated revenues minus cost of services and vehicle sales, and exclusive of depreciation and amortization, increased by 23.6% to $188.3 million from $152.4 million in the fourth quarter of fiscal 2020. The increase in gross profit was primarily due to higher revenue per unit, higher volume, and the benefits from our margin expansion plan, partially offset by a higher mix of lower margin vehicle sales, and higher costs for towing, wages and occupancy, including specific costs associated with responding to catastrophic events. Gross margin in the quarter declined by 530 basis points to 34.4% from 39.7% in the prior year. Purchased vehicle mix accounted for approximately 220 basis points of this decline, and the impact of hurricane costs was an additional 220 basis points.
  Selling, general and administrative (“SG&A”) expenses increased by 46.9% to $55.4 million from $37.7 million in the fourth quarter of fiscal 2020. Adjusted SG&A expenses in the fourth quarter of 2021 were $47.9 million, an increase of 30.9% compared to Adjusted SG&A expenses of $36.6 million in the prior year period. Adjusted SG&A expenses increased primarily due to higher headcount, higher incentive-based compensation-related costs, and higher spending on information technology relative to the prior year as well as the addition of Auto Exchange and SYNETIQ.
  Interest expense was $11.7 million compared to $12.9 million in the fourth quarter of fiscal 2020. The decrease in interest expense was primarily due to a lower average level of debt and lower interest rates as a result of the refinancing of our credit facility completed in the second quarter of 2021.
  The effective tax rate was 23.2% versus 22.2% in the fourth quarter of fiscal 2020. The higher rate in 2021 was primarily due to several discrete tax items in 2020 that provided a benefit to the rate in that year.
  Net income increased by 14.4% to $73.3 million, or $0.54 per diluted share, compared to $64.1 million, or $0.47 per diluted share, in the fourth quarter of fiscal 2020. Adjusted net income increased by 25.6% to $82.0 million, or $0.61 per diluted share, compared to $65.3 million, or $0.48 per diluted share, in the fourth quarter of fiscal 2020.
  Adjusted EBITDA increased by 21.2% to $140.4 million from $115.8 million in the fourth quarter of fiscal 2020, primarily due to higher revenue and gross profit, partially offset by higher SG&A expenses. Adjusted EBITDA includes favorable foreign currency movements of $0.4 million, and contributions from Auto Exchange and SYNETIQ of $2.4 million. Excluding these items, organic Adjusted EBITDA was $137.6 million, an increase of 18.8% over the prior year.

Additional Highlights for the Year Ended January 2, 2022:

  Consolidated revenues increased 32.7% to $1,837.4 million from $1,384.9 million in fiscal year 2020. Foreign currency movements resulted in a benefit of $15.0 million to revenue for the year. Revenue from our recent acquisitions of Auto Exchange and SYNETIQ totaled $38.1 million. Excluding the impact of these items, organic revenue increased 28.8% to $1,784.3 million, consisting of an increase in volume of 6.2% as well as higher revenue per unit of 21.3%. Service revenues increased 24.7% to $1,537.7 million from $1,233.1 million in fiscal 2020 due to the factors described above. Vehicle sales increased by 97.4% to $299.7 million, compared to $151.8 million in the prior year period, primarily due to higher revenue per unit and higher volume, as well as the impact of an international provider switching from a consignment model to a purchased vehicle model in the fourth quarter of 2020 as well as the addition of SYNETIQ since October 27, 2021. U.S. segment revenues increased by 28.7% to $1,563.3 million from $1,215.1 million in the prior year. U.S. revenues were driven by higher revenue per unit, higher volume and a slightly higher mix of vehicle sales. International segment revenues increased by 61.4% to $274.1 million from $169.8 million in the prior year. International revenues increased primarily due to a higher mix of vehicle sales, higher revenue per unit and the addition of SYNETIQ, partially offset by slightly lower organic volume.
  Gross profit increased by 34.7% to $724.7 million from $538.0 million in the prior year period. The increase in gross profit was primarily due to higher revenue per unit, the benefits from our margin expansion plan, and higher volume, partially offset by a greater mix of purchased vehicles, and higher costs for towing, wages and occupancy costs, including costs associated with responding to catastrophic events. Gross margin increased by 60 basis points versus the prior year to 39.4% due primarily to higher revenue per unit, partially offset by a 170 basis point impact from higher purchased vehicle mix and an 80 basis point impact from hurricane costs.
  SG&A expenses increased by 32.7% to $192.3 million from $144.9 million in the prior year period. Adjusted SG&A expenses were $177.4 million, an increase of 27.2% compared to $139.5 million in the prior year. Adjusted SG&A expenses increased primarily due to higher incentive-based compensation-related costs, a higher headcount, and higher spending on information technology relative to the prior year as well as the addition of Auto Exchange and SYNETIQ.
  Interest expense was $57.7 million compared to $56.0 million in the prior year period. The increase in interest expense was due to the $10.3 million loss on early extinguishment of debt in conjunction with the refinancing of our credit facility in the second quarter of 2021, partially offset by a lower average level of debt and lower interest rates on debt that also resulted from the refinancing.
  The effective tax rate was 24.1% versus 24.2% in the prior year.
  Net income increased by 51.1% to $294.4 million, or $2.18 per diluted share, compared to $194.8 million, or $1.44 per diluted share, in the prior year. Adjusted net income increased by 55.7% to $323.0 million, or $2.39 per diluted share, compared to $207.5 million, or $1.54 per diluted share, in the prior year.
  Adjusted EBITDA increased by 37.3% to $547.3 million from $398.5 million in the prior year, primarily due to higher revenue and gross profit, partially offset by higher SG&A expenses. Adjusted EBITDA includes favorable foreign currency movements of $2.5 million and contributions from Auto Exchange and SYNETIQ of $3.3 million. Excluding these items, organic Adjusted EBITDA was $541.5 million, an increase of 35.9% over the prior year.

Other Financial Highlights as of January 2, 2022:

  Net Debt: $1,240.0 million
  Leverage Ratio: 2.3x
  Fiscal year 2021 Net Cash Provided by Operating Activities: $311.1 million
  Fiscal year 2021 Free Cash Flow: $175.5 million
  Repurchased $34 million of stock during the fourth quarter of fiscal 2021; $366 million remaining on our authorization
  Liquidity: $463.8 million
  Year-over-year vehicle inventory change: 9.3%, excluding SYNETIQ

Please refer to the accompanying financial tables for a reconciliation of Net Debt, Leverage Ratio and Free Cash Flow to U.S. GAAP.

Outlook:

For fiscal 2022, the Company expects the following, which includes the full-year impact of actual and expected market share gains and losses:

  Total revenue within a range of $2,050 million - $2,150 million, including a negative impact from currency of approximately $8 - $10 million. Organic revenue growth* is expected to be 1.5% - 7.0% from fiscal 2021 revenues of $1,837.4 million.
  Total Adjusted EBITDA within a range of $525 million to $575 million, including a negative impact from currency of approximately $1.5 million. Organic Adjusted EBITDA growth* is expected to be within a range of (8.0%) - 1.5% from fiscal 2021 Adjusted EBITDA of $547.3 million.
  Interest expense, net, is expected to be in the range of $48 million - $50 million.
  Effective tax rate is expected to be in the range of 24.5% -25.5%.
  Depreciation and amortization is expected to be in the range of $100 million - $105 million.

*Organic revenue growth and organic Adjusted EBITDA growth exclude the impact of acquisitions prior to their first anniversary as well as foreign currency movements.

The Company has not provided a reconciliation of organic revenue, Adjusted EBITDA or organic Adjusted EBITDA outlook for fiscal 2022 to GAAP revenues or net income, respectively, the most directly comparable GAAP financial measures because, without unreasonable efforts, it is unable to predict with reasonable certainty the amount or timing of non-GAAP adjustments that are used to calculate organic revenue, Adjusted EBITDA or organic Adjusted EBITDA, including but not limited to: in the case of organic revenue, (a) sales from acquired businesses recorded prior to the first anniversary of the acquisition and (b) the impact of foreign currency movements; in the case of Adjusted EBITDA, (a) non-income, tax-related accruals, (b) fair value adjustments related to contingent considerations, (c) severance, restructuring and other retention expenses, (d) the net loss or gain on the sale of assets or expenses associated with certain M&A, financing and other transactions, (e) acquisition costs, (f) certain professional fees, (g) other expenses that we do not believe are indicative of our ongoing operations, and (h) gains and losses related to foreign currency exchange rates; and in the case of organic Adjusted EBITDA, the same adjustments that are used to calculate Adjusted EBITDA, as well as (a) EBITDA from acquired businesses recorded prior to the first anniversary of the acquisition, and (b) the impact of foreign currency movements. These adjustments are uncertain, depend on various factors that are beyond our control and could have a material impact on revenues or net income for fiscal 2022.

Conference Call Information:

A conference call to discuss the fourth quarter and full-year fiscal 2021 financial results is scheduled for today, February 11, 2022, at 9:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to join a live audio webcast of the conference call. The webcast is available online at https://investors.iaai.com/.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed online at https://investors.iaai.com/ for one year.

About IAA, Inc.

IAA, Inc. (NYSE: IAA) is a leading global marketplace connecting vehicle buyers and sellers. Leveraging leading-edge technology and focusing on innovation, IAA’s unique platform facilitates the marketing and sale of total-loss, damaged and low-value vehicles for a full spectrum of sellers. Headquartered near Chicago in Westchester, Illinois, IAA has nearly 4,500 employees and more than 200 facilities throughout the U.S., Canada and the United Kingdom. IAA serves a global buyer base - located throughout over 170 countries - and a full spectrum of sellers, including insurers, dealerships, fleet lease and rental car companies, and charitable organizations. Buyers have access to multiple digital bidding and buying channels, innovative vehicle merchandising, and efficient evaluation services, enhancing the overall purchasing experience. IAA offers sellers a comprehensive suite of services aimed at maximizing vehicle value, reducing administrative costs, shortening selling cycle time and delivering the highest economic returns. For more information, visit IAAI.com and follow IAA on Facebook, Twitter, Instagram, YouTube and LinkedIn.

Forward-Looking Statements: Certain statements contained in this release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements made that are not historical facts may be forward-looking statements and can be identified by words such as “should,” “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions. In this release, such forward-looking statements include statements regarding our fiscal 2022 outlook, expectations regarding revenue per unit and the impact of towing and labor shortages . Such statements are based on management’s current expectations, are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to: uncertainties regarding ongoing surges of COVID-19 infections, including new more contagious and / or vaccine-resistant variants, and the impact on the duration and severity of the COVID-19 pandemic, and the measures taken to reduce its spread, including the availability, rate of public acceptance and efficacy of COVID-19 vaccines; the loss of one or more significant vehicle seller customers or a reduction in significant volume from such sellers; our ability to meet or exceed customers’ demand and expectations; significant current competition and the introduction of new competitors or other disruptive entrants in our industry; the risk that our facilities lack the capacity to accept additional vehicles and our ability to obtain land or renew/enter into new leases at commercially reasonable rates; our ability to effectively maintain or update information and technology systems; our ability to implement and maintain measures to protect against cyberattacks and comply with applicable privacy and data security requirements; our ability to successfully implement our business strategies or realize expected cost savings and revenue enhancements, including from our margin expansion plan; business development activities, including acquisitions and the integration of acquired businesses, and the risks that the anticipated benefits of any acquisitions may not be fully realized or take longer to realize than expected; risks related to the failure to obtain regulatory approvals related to the acquisition of SYNETIQ Ltd.; changes to our preliminary purchase price allocation for SYNETIQ Ltd. to be finalized during 2022; our expansion into markets outside the U.S. and the operational, competitive and regulatory risks facing our non-U.S. based operations; our reliance on subhaulers and trucking fleet operations; changes in used-vehicle prices and the volume of damaged and total loss vehicles we purchase; economic conditions, including fuel prices, commodity prices, foreign exchange rates and interest rate fluctuations; trends in new- and used-vehicle sales and incentives; and other risks and uncertainties identified in our filings with the Securities and Exchange Commission (the “SEC”), including under "Risk Factors" in our Form 10-K for the year ended December 27, 2020 filed with the SEC on February 22, 2021. Additional information regarding risks and uncertainties will also be contained in subsequent annual and quarterly reports we file with the SEC, including our Form 10-K for the year ended January 2, 2022, which we expect to file on or near February 25, 2022. Other risks and uncertainties that are not presently known to us or that we currently deem immaterial may also affect our business or operating results. The forward-looking statements included in this release are made as of the date hereof, and we undertake no obligation to publicly update or revise any forward-looking statement to reflect new information or events, except as required by law.

Non-GAAP Financial Information

We refer to certain financial measures that are not recognized under United States generally accepted accounting principles (“GAAP”). Please see “Note Regarding Non-GAAP Financial Information" and “Reconciliation of GAAP to Non-GAAP Financial Information” for additional information and a reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures.

IAA, Inc. Consolidated Statements of Income (Amounts in Millions, Except Per Share) (Unaudited)

	Three Months Ended		Fiscal Years Ended
	January 2, 2022	December 27, 2020	January 2, 2022	December 27, 2020

Revenues:
Service revenues	$435.8	$332.8	$1,537.7	$1,233.1
Vehicle sales	112.3	50.7	299.7	151.8
Total revenues	548.1	383.5	1,837.4	1,384.9
Operating expenses:
Cost of services	259.1	188.7	851.5	721.7
Cost of vehicle sales	100.7	42.4	261.2	125.2
Selling, general and administrative	55.4	37.7	192.3	144.9
Depreciation and amortization	25.0	19.6	86.5	81.1
Total operating expenses	440.2	288.4	1,391.5	1,072.9
Operating profit	107.9	95.1	445.9	312.0
Interest expense, net	11.7	12.9	57.7	56.0
Other expense (income), net	0.7	(0.2)	0.2	(1.0)
Income before income taxes	95.5	82.4	388.0	257.0
Income taxes	22.2	18.3	93.6	62.2
Net income	$73.3	$64.1	$294.4	$194.8

Net income per share:
Basic	$0.54	$0.48	$2.18	$1.45
Diluted	$0.54	$0.47	$2.18	$1.44

Weighted average common shares outstanding:
Basic	134.6	134.5	134.7	134.1
Diluted	135.1	135.3	135.3	135.1

IAA, Inc. Consolidated Balance Sheets (Amounts in Millions) (Unaudited)

	January 2, 2022	December 27, 2020
Assets

Current assets
Cash and cash equivalents	$ 109.4	$ 232.8
Restricted cash	53.0	—
Accounts receivable, net	465.7	374.8
Prepaid consigned vehicle charges	72.2	53.3
Other current assets	69.6	31.1
Total current assets	769.9	692.0

Non-current assets
Operating lease right-of-use assets, net	1,024.4	866.8
Property and equipment, net	338.1	259.8
Goodwill	797.5	542.3
Intangible assets, net	197.5	150.6
Other assets	26.9	17.4
Total non-current assets	2,384.4	1,836.9
Total assets	$ 3,154.3	$ 2,528.9

Liabilities and Stockholders' Equity

Current liabilities
Accounts payable	$ 163.5	$ 122.6
Short-term right-of-use operating lease liability	94.3	78.1
Accrued employee benefits and compensation expenses	44.2	23.4
Other accrued expenses	124.6	54.4
Current maturities of long-term debt	181.3	4.0
Total current liabilities	607.9	282.5

Non-current liabilities
Long-term debt	1,120.6	1,248.0
Long-term right-of-use operating lease liability	984.8	836.6
Deferred income tax liabilities	74.8	65.7
Other liabilities	32.6	26.7
Total non-current liabilities	2,212.8	2,177.0

Stockholders' equity
Total stockholders' equity	333.6	69.4
Total liabilities and stockholders' equity	$ 3,154.3	$ 2,528.9

IAA, Inc. Consolidated Statements of Cash Flows (Amounts in Millions) (Unaudited)

	Fiscal Years Ended
	January 2, 2022	December 27, 2020
Operating activities
Net income	$ 294.4	$ 194.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	86.5	81.1
Operating lease expense	153.9	136.7
Provision for credit losses	1.4	4.4
Deferred income taxes	(0.7)	2.0
Loss on extinguishment of debt	10.3	—
Amortization of debt issuance costs	3.4	4.2
Stock-based compensation	11.4	8.5
Change in contingent consideration liabilities	2.3	—
Other non-cash, net	0.2	(0.7)
Changes in operating assets and liabilities, net of acquisitions
Operating lease payments	(147.0)	(130.9)
Accounts receivable and other assets	(134.4)	(54.3)
Accounts payable and accrued expenses	29.4	64.2
Net cash provided by operating activities	311.1	310.0

Investing activities
Acquisition of businesses (net of cash acquired)	(257.1)	—
Purchases of property, equipment and computer software	(135.6)	(69.8)
Proceeds from the sale of property and equipment	0.8	0.8
Other	(2.0)	—
Net cash used by investing activities	(393.9)	(69.0)

Financing activities
Net increase (decrease) in book overdrafts	28.8	(33.6)
Proceeds from debt issuance	815.0	—
Payments of long-term debt	(774.0)	(4.0)
Deferred financing costs	(4.8)	(2.9)
Payments on finance leases	(12.7)	(14.3)
Purchase of treasury stock	(34.0)	—
Issuance of common stock under stock plans	1.0	8.1
Proceeds from issuance of employee stock purchase plan shares	1.6	1.0
Tax withholding payments for vested RSUs	(7.4)	(9.1)
Payment of contingent consideration	(1.3)	(1.5)
Net cash provided (used) by financing activities	12.2	(56.3)
Effect of exchange rate changes on cash and restricted cash	0.2	1.0
Net (decrease) increase in cash and cash equivalents	(70.4)	185.7
Cash, cash equivalents and restricted cash at beginning of period	232.8	47.1
Cash, cash equivalents and restricted cash at end of period	$ 162.4	$ 232.8
Cash paid for interest, net	$ 45.2	$ 53.7
Cash paid for taxes, net of refunds	$ 90.0	$ 59.7

Note Regarding Non-GAAP Financial Information

This press release includes the following non-GAAP financial measures: organic revenue growth, Adjusted SG&A expenses, Adjusted net income, Adjusted earnings per share (“Adjusted EPS”), Adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA"), organic Adjusted EBITDA, free cash flow, and leverage ratio (defined as Net Debt divided by latest twelve month’s (“LTM”) Adjusted EBITDA). These measures are reconciled to their most directly comparable GAAP financial measures as provided in “Reconciliation of GAAP to Non-GAAP Financial Information” below.

Each of the non-GAAP measures disclosed in this press release should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies. Management uses these financial measures and key performance indicators to assess the Company’s financial operating performance, and we believe that these measures provide useful information to investors by offering additional ways of viewing the Company’s results, as noted below.

  Organic revenue growth is growth in GAAP revenue adjusted to exclude (a) sales from acquired businesses recorded prior to the first anniversary of the acquisition, and (b) the impact of foreign currency movements. We believe that this measure helps investors analyze revenue on a comparable basis versus the prior year.
  Adjusted SG&A expense is a non-GAAP financial measure calculated as GAAP SG&A expenses further adjusted for items that management believes are not representative of ongoing operations, including, but not limited to, (a) non-income, tax-related accruals, (b) fair value adjustments related to contingent considerations, (c) severance, restructuring and other retention expenses, (d) for periods prior to the first quarter of 2021, incremental costs and expenses associated with COVID-19, including cleaning services, cleaning supplies and personal protective equipment, (e) certain professional fees and (f) acquisition costs. We believe this measure helps investors understand the Company’s ongoing cost and expense structure and compare it to prior and future periods.
  Adjusted net income and Adjusted EPS are non-GAAP financial measures calculated as net income further adjusted for items that management believes are not representative of ongoing operations including, but not limited to, (a) non-income, tax-related accruals, (b) fair value adjustments related to contingent considerations, (c) severance, restructuring and other retention expenses, (d) for periods prior to the first quarter of 2021, incremental costs and expenses associated with COVID-19, including cleaning services, cleaning supplies and personal protective equipment, (e) the net loss or gain on the sale of assets or expenses associated with certain M&A, financing and other transactions, (f) acquisition costs, and (g) certain professional fees, as well as (h) gains and losses related to foreign currency exchange rates, (i) the amortization of acquired intangible assets, and (j) loss on extinguishment of debt, and further adjusted to reflect the tax impact of these items. We believe that these measures help investors understand the long-term profitability of our Company and compare our profitability to prior and future periods.
  Adjusted EBITDA is a non-GAAP financial measure calculated as net income before income taxes, interest expense, and depreciation and amortization (“EBITDA”) and further adjusted for items that management believes are not representative of ongoing operations including, but not limited to, (a) non-income, tax-related accruals, (b) fair value adjustments related to contingent considerations, (c) severance, restructuring and other retention expenses, (d) for periods prior to the first quarter of 2021, incremental costs and expenses associated with COVID-19, including cleaning services, cleaning supplies and personal protective equipment, (e) the net loss or gain on the sale of assets or expenses associated with certain M&A, financing and other transactions, (f) acquisition costs, and (g) certain professional fees, as well as (h) gains and losses related to foreign currency exchange rates. Organic Adjusted EBITDA is further adjusted to exclude (a) EBITDA from acquired businesses recorded prior to the first anniversary of the acquisition, and (b) the impact of foreign currency movements. We believe that these measures provide useful information regarding our operational performance because they enhance an investor’s overall understanding of our core financial performance and help investors compare our performance to prior and future periods.
  Free cash flow is a non-GAAP measure defined as cash flows from operating activities less purchases of property, equipment and computer software. We believe that this measure helps investors understand our ability to generate cash without external financings, invest in our business, grow our business through acquisitions and return capital to shareholders. A limitation of free cash flow is that is does not consider the Company’s debt service requirements and other non-discretionary expenditures. As a result, free cash flow is not necessarily representative of cash available for discretionary expenditures.
  Leverage ratio is a non-GAAP measure defined as Net Debt divided by LTM Adjusted EBITDA. Net Debt is defined as total debt less cash. LTM Adjusted EBITDA is defined as Adjusted EBITDA over the prior twelve month period. We believe these measures help investors understand our capital structure and level of debt compared to prior and future periods.

Reconciliation of GAAP to Non-GAAP Financial Information

IAA, Inc. Reconciliation of Organic Revenue Growth (Amounts in Millions) (Unaudited)

	Three Months Ended Jan 2, 2022 vs. Dec 27, 2020	Fiscal Year Ended Jan 2, 2022 vs. Dec 27, 2020

Revenue Growth	$ 164.6	$ 452.5
Less:
Acquisitions revenue	36.6	38.1
Foreign currency impact	2.1	15.0

Organic Revenue Growth	$ 125.9	$ 399.4
IAA, Inc. Reconciliation of Adjusted Selling, General and Administrative Expenses (Amounts in Millions) (Unaudited)

	Three Months Ended		Fiscal Years Ended
	January 2, 2022	December 27, 2020	January 2, 2022	December 27, 2020

Selling, general and administrative expenses	$ 55.4	$ 37.7	$ 192.3	$ 144.9

Less non-GAAP adjustments:
Non income, tax related accrual	—	—	2.7	—
Fair value adjustments related to contingent consideration	2.3	—	2.3	—
Retention / severance / restructuring	0.4	—	2.3	3.0
COVID-19 related costs	—	0.3	—	1.0
Professional fees	—	0.8	1.0	1.4
Acquisition costs	4.8	—	6.6	—
Adjusted selling, general and administrative expenses	$ 47.9	$ 36.6	$ 177.4	$ 139.5

IAA, Inc. Reconciliation of Adjusted Net Income (Amounts in Millions, Except Per Share) (Unaudited)

	Three Months Ended		Fiscal Years Ended
	January 2, 2022	December 27, 2020	January 2, 2022	December 27, 2020

Net Income	$ 73.3	$ 64.1	$ 294.4	$ 194.8

Add back non-GAAP adjustments
Loss on extinguishment of debt	—	—	10.3	—
Non income, tax related accrual	—	—	2.7	—
Fair value adjustments related to contingent consideration	2.3	—	2.3	—
Retention / severance / restructuring	0.4	—	2.3	3.0
COVID-19 related costs	—	0.3	—	1.0
Loss (gain) on sale of assets	0.3	(0.2)	(0.1)	(0.7)
Acquisition costs	4.8	—	6.6	—
Professional fees	—	0.8	1.0	1.4
Non-operating foreign exchange loss (gain)	0.4	—	0.3	(0.3)
Amortization of acquired intangible assets	5.2	3.2	15.0	15.5
Non-GAAP adjustments to income before income taxes	13.4	4.1	40.4	19.9

Income tax impact of Non-GAAP adjustments to income before income taxes	(3.1)	(0.8)	(9.7)	(4.8)
Discrete tax items	(1.6)	(2.1)	(2.1)	(2.4)
Non-GAAP adjustments to net income	8.7	1.2	28.6	12.7
Adjusted net income	$ 82.0	$ 65.3	$ 323.0	$ 207.5

GAAP diluted EPS	$ 0.54	$ 0.47	$ 2.18	$ 1.44
EPS impact of Non-GAAP Adjustments	0.07	0.01	0.21	0.10
Adjusted diluted EPS	$ 0.61	$ 0.48	$ 2.39	$ 1.54

Note: Amounts will not always recalculate due to rounding

IAA, Inc. Reconciliation of Adjusted EBITDA and Organic Adjusted EBITDA (Amounts in Millions) (Unaudited)

	Three Months Ended		Fiscal Years Ended
	January 2, 2022	December 27, 2020	January 2, 2022	December 27, 2020

Net income	$ 73.3	$ 64.1	$ 294.4	$ 194.8
Add: income taxes	22.2	18.3	93.6	62.2
Add: interest expense, net	11.7	12.9	57.7	56.0
Add: depreciation & amortization	25.0	19.6	86.5	81.1
EBITDA	$ 132.2	$ 114.9	$ 532.2	$ 394.1
Add back non-GAAP adjustments
Non income, tax related accrual	—	—	2.7	—
Fair value adjustments related to contingent consideration	2.3	—	2.3	—
Retention / severance / restructuring	0.4	—	2.3	3.0
COVID-19 related costs	—	0.3	—	1.0
Loss (gain) on sale of assets	0.3	(0.2)	(0.1)	(0.7)
Acquisition costs	4.8	—	6.6	—
Professional fees	—	0.8	1.0	1.4
Non-operating foreign exchange loss (gain)	0.4	—	0.3	(0.3)
Adjusted EBITDA	140.4	115.8	547.3	398.5
Currency movements	(0.4)	—	(2.5)	—
Acquisitions EBITDA	(2.4)	—	(3.3)	—
Organic Adjusted EBITDA	$ 137.6	$ 115.8	$ 541.5	$ 398.5

Note: Amounts will not always recalculate due to rounding

IAA, Inc. Reconciliation of Adjusted LTM EBITDA (Amounts in millions) (Unaudited)

	Quarter Ended				LTM Ended
	3/28/21	6/27/21	9/26/21	1/2/22	1/2/22

Net income	$ 72.5	$ 82.9	$ 65.7	$ 73.3	$ 294.4
Add: income taxes	24.4	27.2	19.8	22.2	93.6
Add: interest expense, net	13.0	21.9	11.1	11.7	57.7
Add: depreciation & amortization	19.8	20.5	21.2	25.0	86.5
EBITDA	$ 129.7	$ 152.5	$ 117.8	$ 132.2	$ 532.2
Add back non-GAAP adjustments
Non income, tax related accrual	2.7	—	—	—	2.7
Fair value adjustments related to contingent consideration	—	—	—	2.3	2.3
Retention / severance / restructuring	0.6	—	1.3	0.4	2.3
Gain on sale of assets	(0.2)	—	(0.2)	0.3	(0.1)
Acquisition costs	—	0.1	1.7	4.8	6.6
Professional fees	0.7	0.3	—	—	1.0
Non-operating foreign exchange (gain) loss	(0.3)	(0.3)	0.5	0.4	0.3
Adjusted EBITDA	$ 133.2	$ 152.6	$ 121.1	$ 140.4	$ 547.3

Note: Amounts will not always recalculate due to rounding

IAA, Inc. Reconciliation of Net Debt (Amounts in Millions) (Unaudited)

January 2, 2022
Term Loan	$ 650.0
Revolving Facility	165.0
Senior Notes	500.0
Capital Leases	34.4
Total Debt	1,349.4
Less: Cash	(109.4)
Net Debt	$ 1,240.0
IAA, Inc. Reconciliation of Free Cash Flow (Amounts in Millions) (Unaudited)

	Three Months Ended		Fiscal Years Ended
	January 2, 2022	December 27, 2020	January 2, 2022	December 27, 2020

Net cash provided by operating activities	$ 27.7	$ 44.8	$ 311.1	$ 310.0
Less: Purchases of property, equipment and computer software	(55.6)	(27.9)	(135.6)	(69.8)
Free cash flow	$ (27.9)	$ 16.9	$ 175.5	$ 240.2

Contacts

Media Inquiries:
Jeanene O’Brien
SVP Marketing and Communications
jobrien@iaai.com| (708) 492-7328

Investor Inquiries:
Farah Soi/Caitlin Churchill
ICR
investors@iaai.com| (203) 682-8200

Arif Ahmed
Vice President, Treasury
arif.ahmed@iaai.com | (708) 492-7257